FREE WRITING PROSPECTUS

Free Writing Prospectus

Filed Pursuant to Rule 433(f)

Registration No. 333-150687

July 23, 2008

Next Inv LLC, d/b/a Next Investments

Free Writing Prospectus Published or Distributed by Media

CURRENCYSHARESSM RUSSIAN RUBLE TRUST

Free Writing Prospectus Published or Distributed by Media

On May 7, 2008, CurrencySharesSM Russian Ruble Trust (the “Trust”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) covering a proposed public offering (the “Offering”) of Russian Ruble Shares (the “Shares”), representing units of fractional undivided beneficial interest in, and ownership of, the Trust. Rydex Specialized Products LLC, d/b/a “Rydex Investments,” is the sponsor of the Trust (the “Sponsor”) and may be deemed the “issuer” of the Shares pursuant to Section 2(a)(4) of the Securities Act of 1933, as amended. The Bank of New York is the trustee of the Trust (the “Trustee”), JPMorgan Chase Bank, N.A., London Branch, is the depository for the Trust, and Rydex Distributors, Inc. is the distributor for the Trust (the “Distributor”). The Trust intends to issue Shares on a continuous basis through the Trustee. The registration statement, as subsequently amended, is referred to herein as the “Registration Statement.” A copy of the Registration Statement may be obtained free of charge at www.sec.gov.

On July 16, 2008, Investor’s Business Daily, a daily newspaper, as well as its online publication, Investors.com, published an article about certain currency-based exchange-traded funds (the “Article”). The text of the online version of the Article is reproduced immediately below:

Rydex To Launch ETFs Tracking 4 Currencies

By Joanne von Alroth

Investor’s Business Daily

Posted 7/16/2008

Optimists will see it as a diversity play, pessimists as a way to short a downward spiral.

In any case, your foreign currency options are about to expand.

Next Investments has created four new currency-based exchange traded funds for Rydex Investments’ CurrencyShares platform. The ETFs will track the price of the Russian ruble, South African rand, Hong Kong dollar and Singapore dollar.

Though not yet available, the four likely will be launched within the next several weeks, said Next Investment Chief Operations Officer Stuart Thomas.

They join eight existing CurrencyShares ETFs, which have more than $4 billion in assets. CurrencyShares Euro, (FXE) the first euro-based ETF, rolled out in December 2005.

CurrencyShares ETFs that track the Australian dollar, (FXA) British pound, (FXB) Canadian dollar, (FXC) Mexican peso, (FXM)Swedish krona (FXS) and Swiss franc (FXF) launched in June 2006. The Japanese yen (FXY) fund came on line in December ‘06.

Currency-based ETFs now hold 65% of Rydex’s total assets.

If investors see foreign currency ETFs as an anti-dollar play, they shouldn’t, Next Investment Chief Executive Officer Dan McCabe said.

“Most retail investors get exposure to international currency through international bond funds, which aren’t as transparent or liquid as currency,” Thomas said. “This is a simpler way to get that international exposure.”

“No one is saying you should have 80% of your portfolio in the Australian dollar,” McCabe said. “These ETFs are a good way to get diversification on the global stage.”

McCabe, Thomas and the other Next principals helped bring SPDRs Gold Trust (GLD) on line in 2004. That fund actually owns the gold it trades on and has $19.3 billion in assets under management.

Like the gold ETF, all the CurrencyShares funds are backed by hard currency held by JPMorgan in London.

A sharp oil price drop and Treasury Secretary Henry Paulson’s plan to help bail out Fannie Mae and Freddie Mac helped prop up the dollar Wednesday.

Lower oil prices help bump up stock prices, which are closely tracked by currency markets.

The dollar’s uptick helped boost almost all emerging-market currencies since many are pegged to the dollar.

Hong Kong’s currency reached a nine-day high of 7.796 on Wednesday. South Africa’s rand strengthened for a third day in a row, to 7.6308.

The dollar climbed to 1.347 against Singapore’s currency.

Other currencies are getting an internal lift.

The Russian Central Bank twice strengthened the ruble this year.

Officials there indicated they will continue to widen the country’s trading corridor.

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Directly and indirectly, the Article as quoted above attributes statements to J. Stuart Thomas and Dan McCabe, who are officers of Next Inv LLC, d/b/a “Next Investments.” Next Investments is the parent company of M7 Ventures, LLC (“M7”). M7 provided paid product development support and consulting to the Sponsor in connection with the registration of the Offering and is expected to provide paid consulting services to the Sponsor for the duration of the Trust. See “The Sponsor” in the Registration Statement for additional information about the relationship between M7 and the Sponsor. Next Investments, being the parent of M7, may be deemed to be an “offering participant” relative to the Offering.

The author of the Article did interview Messrs. Thomas and McCabe, but the statement attributed to Mr. Stuart to the effect that the four new ETFs would likely be launched within the next few weeks was intended as background information, not for publication. Also, that particular statement was not authorized for publication by the Trust, the Sponsor or the

Distributor, none of whom was aware that either Mr. Thomas or Mr. McCabe was being interviewed by Investors Business Daily or Investors.com.

The Article was not prepared or reviewed by the Trust, the Sponsor, the Distributor or Next Investments before its publication, nor were any of them aware of the publication of the Article until July 17, 2008. Neither Investor’s Business Daily nor Investors.com is affiliated with the Trust, the Sponsor, the Distributor or Next Investments. None of the Trust, the Sponsor, the Distributor, Next Investments or any other offering participant made any payment or gave any other consideration, directly or indirectly, to Investor’s Business Daily or Investors.com for or in connection with the Article or its dissemination.

None of the Trust, the Sponsor, the Distributor or Next Investments has confirmed, endorsed or adopted any statements made by others for utilization by, or distribution to, prospective purchasers in the Offering. To the extent that any such statement is inconsistent with, or conflicts with, the information contained in the Registration Statement, or relates to information not contained in the Registration Statement, it is disclaimed by the Trust, the Sponsor, the Distributor and Next Investments. Accordingly, prospective investors should not rely on any such statements. With the exception of the statements attributed to Mr. Thomas or Mr. McCabe, the Article represents only its author’s opinion and views, which the Trust, the Sponsor, the Distributor and Next Investments do not endorse or adopt, and none of the Trust, the Sponsor, the Distributor or Next Investments makes any representation as to the accuracy of any such opinion or view. In particular, the Trust, the Sponsor, the Distributor and Next Investments express no opinion as to whether, or when, the Registration Statement will become effective and the Offering will commence.

Prospective investors should consider statements published in the Article and in other publications, including this free writing prospectus, only after carefully evaluating all of the information in the Registration Statement, including the risks described throughout the Registration Statement.

FORWARD-LOOKING STATEMENTS

This free writing prospectus and the Registration Statement include “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this free writing prospectus or in the Registration Statement that address activities, events or developments that will or may occur in the future, including such matters as changes in currency prices and market conditions (for Russian Rubles and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made, based on its perceptions of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in the Registration Statement, general economic, market and business conditions, changes in laws and regulations, including those concerning taxes, made by governmental authorities and regulatory bodies and other world economic and political developments. See “Risk Factors” in the Registration Statement. Consequently, all forward-looking statements made in this free writing prospectus and in the Registration Statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments that the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

READ THE REGISTRATION STATEMENT

The Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, toll free, 1-800-820-0888.

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